Exhibit 99.1

NEWS RELEASE


MAGELLAN HEALTH SERVICES TO ACQUIRE ICORE HEALTHCARE; ACQUISITION MARKS ENTRY INTO SPECIALTY PHARMACEUTICAL MANAGEMENT; CONFERENCE CALL TO BE HELD AT 9:30 A.M. TODAY

AVON, Conn., Jun 28, 2006 (BUSINESS WIRE) -- Magellan Health Services, Inc. (Nasdaq:MGLN) today announced that it has signed a definitive agreement to acquire ICORE Healthcare, a privately held specialty pharmaceutical management firm headquartered in Orlando, Fla. Management will discuss the acquisition in a conference call to be held today at 9:30 a.m. Eastern time

Under the terms of the agreement, Magellan will pay a base price of $210 million and a potential earn-out of $75 million to the owners of ICORE, all of whom are members of the management team. The base price is payable in cash of $186 million and restricted stock of $24 million, which stock will vest over three years provided the individuals do not terminate their employment over that time. The earn-out comprises two parts - $25 million based on earnings for the 18 month period ending December 31, 2007 and $50 million based on earnings in 2008. The earn-out, if earned, is payable 33 percent in cash and 67 percent in restricted stock that vests over two years after issuance. The transaction is subject to customary closing conditions, including certain regulatory approvals and approval of Magellan's lenders under its credit agreement, and is expected to close in the third quarter of 2006.

Specialty pharmaceuticals are high-cost drugs used to treat chronic diseases. These drugs, today, are typically administered through injections or intravenously, frequently in a patient's home or a doctor's office. They also commonly require special handling. These drugs are used by less than one percent of the patient population but represent approximately 20 percent of total drug costs. Specialty pharmaceutical costs are growing at more than 20 percent annually, primarily as a result of the introduction of new drugs to the marketplace, greater application of these drugs to a larger variety of illnesses and increasing demand driven by an aging population with longer life spans.

ICORE Healthcare works with health plans to manage specialty drugs used in the treatment of cancer, multiple sclerosis, hemophilia, infertility, rheumatoid arthritis, chronic forms of hepatitis and other diseases. It holds contracts with 36 health plans covering 60 million individuals in commercial, Medicare and Medicaid programs. ICORE was advised by Deutsche Bank AG on the transaction.

Assuming the transaction closes August 31, 2006, for the four months of 2006 post-acquisition, the Company expects ICORE to generate approximately $60 million of revenue and $8.0 million of segment profit. The Company expects ICORE to generate $230 million of revenue and $28 million of segment profit in 2007. The Company estimates that the transaction will be break-even to EPS on a fully diluted basis in 2006 and will be $0.06 accretive to fully diluted EPS in 2007.

See the attached table that details forecasted earnings guidance for ICORE. "Our health plan customers have told us that they consider specialty pharmaceutical and radiology the top two cost issues for health plans," said Steven J. Shulman, chairman and chief executive officer of Magellan. "As such, specialty pharmaceutical management represents another opportunity for us to execute on our strategy of becoming the leading diversified specialty health care management company and increasing the portion of the health care dollar that we manage.

"ICORE serves its customers and partners through clinically based formulary management of specialty drugs and rebates, as well as pharmacy distribution and strategic consulting," Shulman said. "ICORE has a large client base, a proven management team, led by Raju Mantena, and, we believe, the most comprehensive business model in the industry. This model, which focuses on management of specialty pharmaceutical costs regardless of whether they are paid for out of a plan's medical or pharmacy benefit, consistently provides value to health plan payors.

"We plan to build on this successful model by leveraging our managed care expertise, operational infrastructure and financial resources to enhance ICORE's product offerings and value to its stakeholders. Specifically, our experience in customer service, claims payment and clinical management, and our information technology tools and connectivity can be leveraged to scale ICORE's existing capabilities and accelerate the development of a more full-service approach to managing specialty pharmaceuticals and the conditions for which they are prescribed," Shulman added.

"Like Magellan, ICORE has at its foundation a strong commitment to clinical excellence that, coupled with responsible management strategies, yields valuable solutions to the challenges that health plans face in providing cost-effective health care to their customers and members," said Raju Mantena, president and CEO of ICORE. "The ICORE management team and I are pleased to be joining a management team and organization with a track record of industry leadership and success in managing specialty health care and the resources and expertise to support innovation and growth in the management of specialty drugs."

ICORE provides a range of integrated services, including:

-- Contracting and formulary optimization - ICORE offers health plans a preferred formulary that is based on sound clinical practice but also takes into account cost implications. Health plans select one or more therapeutic categories to participate in and collaborate with ICORE to reach out to providers to support compliance with the formulary selections they have made. ICORE is unique in the marketplace in that it marries its approach to formulary development and contracting with collaborative relationships with the community of physicians who prescribe specialty drugs. ICORE's management team includes pharmacists and oncology experts who have the background and expertise to understand the needs of oncologists and other specialists.

-- Specialty pharmacy distribution - ICORE focuses on distributing specialty drugs to patients in their homes or physicians' offices. Through its interactions with providers and patients in the course of the distribution process, ICORE is better able to support compliance with the health plan's formulary selections.

-- Strategic consulting - ICORE's consulting services are designed to provide value to a variety of stakeholders in the specialty pharmaceutical realm and


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include market research, data analytics, reimbursement strategies, operational improvements and new product entries.

-- OnCore - Currently in development, this offering focuses on providing oncology-specific strategies to help health plans manage their oncology costs. The company's long-term strategy is to expand this segment into a full-service oncology benefits management business.

Conference Call

The Company will discuss the acquisition in a conference call to be held today at 9:30 a.m. Eastern time. To participate in the call, interested parties should call 1-888-390-4698 and reference the passcode Magellan and conference leader Steve Shulman approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at the investor relations page of Magellan's Web site, www.MagellanHealth.com.

A taped replay of the conference call will be available from approximately 11:30 a.m. Eastern time on Wednesday, June 28, until 12:00 midnight on Wednesday, July
5. The call-in numbers for the replay are 1-866-515-1612 and 1- 203-369-2022 (from outside the U.S.).

Those who plan to listen to the call and/or Webcast are encouraged to read Magellan's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 8, 2006, including the section entitled "Risk Factors."

About Magellan: Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is a leading specialty health care management organization. Its customers include health plans, corporations and government agencies.

Cautionary Statement: Certain of the statements made in this press release including, without limitation, statements regarding the effects of the contemplated acquisition by the Company of ICORE, estimates of future financial performance of ICORE, including revenue and segment profit and contribution of ICORE to the earnings per share of the Company, expectations concerning future growth and other matters constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements, including (among others) risk concerning the possible election of certain of the Company's health plan customers to manage the behavioral health care services of their members directly; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of behavioral health treatment services by members; delays, higher costs or inability to implement the Company's initiatives; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; the impact of increased competition on ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors. Any forward-looking statements made in this document are qualified in their entirety by the more complete discussion of risks set forth in the section entitled "Risk Factors" in Magellan's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 8, 2006, and posted on the Company's Web site. Segment profit information referred to in this press release may be considered a non-GAAP financial measure. Further


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
information regarding this measure, including the reasons management considers this information useful to investors, is included in Magellan's Annual Report on Form 10-K for the year ended December 31, 2005.


                         MAGELLAN HEALTH SERVICES, INC.
                  ICORE HEALTHCARE FORECAST GUIDANCE - EARNINGS
                     (In millions, except per share amounts)


                                                    2006 (1)      2007
                                                   ----------   ----------

 Net revenue                                      $     60.0   $    230.0
 Cost of goods sold                                     49.0        190.0
 Direct service costs and other operating
  expenses                                               3.0         12.0
                                                   ----------   ----------
 Segment profit                                          8.0         28.0

 Stock compensation expense (2)                          3.0          8.0
 Depreciation and amortization                           0.5          2.5
 Interest, net                                           3.0          8.0
                                                   ----------   ----------
 Income from continuing operations                       1.5          9.5

 Income taxes (3)                                        1.5          7.0
                                                   ----------   ----------
 Net income                                       $        -   $      2.5
                                                   ==========   ==========

 Weighted average shares outstanding - diluted          38.3         39.4

 EPS - diluted                                    $        -   $     0.06
                                                   ==========   ==========



 1. Based on an August 31, 2006 closing.

 2. Because the stock issued at closing vests over time based on employment, it is considered stock compensation and not purchase price under GAAP. Accordingly, the $24 million of stock issued at closing will be recognized as stock compensation expense ratably over the vesting period (approximately $2 million per quarter).

 3. For tax purposes, the stock issued at closing is considered purchase price and therefore, there is no tax deduction for the stock compensation expense. While this additional purchase price will be deductible for tax purposes over 15 years, such deduction will not reduce tax provision but will reduce the goodwill from this transaction. Thus the full amount of the stock compensation impacts net income, which effect is $(0.08) in 2006 and $(0.20) in 2007.

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 NOTE A:

    The earn-out for 2007 is based on exceeding approximately $30 million of segment profit for the year and approximately $42 million of segment profit for the 18 months ending December 31, 2007. Therefore, the estimates above assume no earn-out is earned during this period. Sellers are entitled to earn-out payments only if they have not terminated their employment prior to the payment and thus any earn-out payment would be recorded as additional compensation expense.

 NOTE B:

    Segment profit information referred to in this table may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors, is included in Magellan's Annual Report on Form 10-K for the year ended December 31, 2005. The reconciliation of segment profit to income from continuing operations is reflected above.


SOURCE: Magellan Health Services, Inc.
Magellan Health Services, Inc.
Investor Contact:
Melissa Rose, 877-645-6464
or
Media Contacts:
Erin Somers, 410-953-2405
or
Tami Finch, 410-953-2414
















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